CONFIDENTENTIAL CONSULTING AGREEMENT AND RELEASE
This Confidential Consulting Agreement and Release (the “Agreement”) is entered into between William Buzogany (“Buzogany”) and Power Solutions International, Inc. (the “Company”) (collectively, the “Parties”). This Agreement will be effective upon expiration of the revocation period provided in Section 11 of this Agreement (the “Effective Date”).
RECITALS
WHEREAS, Buzogany currently serves as the Company’s Vice President of Human Resources and General Counsel and has been employed with the Company since February 15, 2014;
WHEREAS, Buzogany and the Company entered into an Employment Agreement (the “Employment Agreement”) dated and effective on September 15, 2017;
WHEREAS, the Parties have mutually agreed that it is in the best interests of the Parties to terminate the Employment Agreement and move Buzogany into a consulting role with the Company (the “Consultancy”) under the terms and conditions stated herein;
WHEREAS, Buzogany and PSI desire to enter into this Agreement to (a) provide Buzogany with the benefits described below in recognition of his contribution and service to the Company, (b) provide for Buzogany’s cooperation as needed with respect to the transition of his current responsibilities, and (c) avoid any disputes between them relating to or arising from Buzogany’s employment by the Company or his termination of employment.
NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT

1.
Resignation of Employment. Buzogany agrees to resign his employment with Company, effective July 17, 2019 (the “Effective Date”). Buzogany’s resignation will be announced in a statement prepared by the Company as mutually agreed with Buzogany over its content; however, the Company will apply the requirements of Regulation S-K in its reasonable judgment, as applicable. The Company will continue to employ Buzogany and will continue to provide Buzogany with all compensation and benefits set forth in Section 4 of his Employment Agreement effective September 15, 2017 (“Employment Agreement”) through the Effective Date. On or before the next regularly scheduled pay period following the Effective Date, Buzogany will receive payment for any unpaid final wages for time worked through and including the Effective Date. As of the Effective Date, all unvested stock awards, if any, will be cancelled. Except as set forth herein, all compensation and employee benefits will terminate on the Effective Date. Except as specifically provided in this Section 1 and with respect to Termination Benefits in Section 2, Buzogany acknowledges and agrees he is not entitled to any other payment, benefits, or consideration arising from his employment with the Company.

2.Separation Benefits.
A.The Company will pay Buzogany severance pay in the total amount of $189,000 less applicable withholdings in 12 equal monthly installments of $15,750 payable on the first day of each month beginning on July 17, 2019. The payment will not be considered compensation for retirement or other compensation plan purposes.

B.If Buzogany timely elects COBRA health insurance continuation coverage, the Company will pay a proportional share of the premiums owed by Buzogany as if Buzogany were still employed by the Company for a period of 12 months. Buzogany will be responsible for submitting all notices and forms required to elect COBRA.
C.The Company will take necessary steps to transfer the cell phone number currently assigned to Buzogany from the Company’s account to Buzogany’s account, and Buzogany shall assume responsibility for charges incurred through use of that number.
Buzogany acknowledges and agrees that he is responsible for all tax liability, if any, arising from the Separation Benefits provided in Section 2.

3.
Indemnification. The Company agrees that the Indemnification Agreement between Buzogany and the Company dated October 26, 2016 and any duly executed amendments thereto (“Indemnification Agreement”) remains in full force and effect. A true and accurate copy of the Indemnification Agreement is attached hereto as Exhibit A and is fully incorporated by reference.

4.Expenses. Buzogany agrees to disclose any amounts PSI paid for airline tickets or credits that remain unused no later than July 1, 2019. Buzogany shall submit documentation for any outstanding Business Expenses incurred under Section 4(e) of the Employment Agreement no later than July 12, 2019. For the avoidance of doubt, nothing in this Section 7 is intended to interfere with or affect the Parties’ respective rights and obligations under the Indemnification Agreement.
5.Release. In exchange for the consideration specified in this Agreement, except for claims specifically exempted from the terms of this Release under the Agreement, Buzogany, on behalf of himself and his heirs, legatees, personal representatives and assigns, releases and discharges the Company, the Company affilliates, and each of their respective officers, directors, members, managers, partners and shareholders from any and all claims and causes of action, whether known or unknown, that Buzogany has, had or may have against them, related in any way to his employment with the Company or separation of employment, including any and all claims under the Employment Agreement. This Release specifically includes, but is in no way limited to, (i) all claims arising from or relating in any way to Buzogany’s employment with the Company or his termination of employment with the Company; (ii) all claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 2000e et seq.; the Civil Rights Acts of 1866 and 1871 as amended, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §§ 621 et. seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 29 U.S.C. § 206(d); the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., as amended; the Employee Retirement Income Security Act of 1973 as amended, 29 U.S.C. §§ 1001 et seq.; the Occupational Safety and Health Act of 1970 as amended, 29 U.S.C. §§ 651 et seq.; the Illinois Human Rights Act, 765 ILCS 5/1-101 et seq., the Illinois Whistleblower Act, 740 ILCS 174/1 et seq., or any provision of Chapter 820 of the Illinois Compiled Statutes; and (iv) any other claims or causes of action that Buzogany has, had, or may have had under any federal, state, or local statute, regulation, ordinance, or the common law. Buzogany waives any right to receive any monetary or other benefit because of any charge, claim, lawsuit, or administrative proceeding based upon any claim released in this Agreement. This Release does not apply to claims for workers’ compensation benefits or other claims that cannot be released under applicable law. For avoidance of doubt, this Release shall not act to preclude Buzogany from asserting any rights or claims as a Shareholder of the Company and shall not release any claims or modify any rights available to Buzogany under the Indemnification Agreement. Nothing in this Agreement limits Buzogany’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”), but Buzogany waives his right to recover damages from PSI should any agency or other third party pursue a claim on his behalf; provided, however, that nothing in this Section 5 or Agreement limits Buzogany’s right to receive or fully retain a monetary award from a government administered whistleblower award program for providing information directly to a Government Agency. Buzogany further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Nothing in this Agreement is intended to prevent, impede, or interfere with Buzogany providing testimony and information during an investigation authorized by law and conducted by any Government Agencies.
6.Consultancy. The Consultancy shall begin on the Effective Date and last until terminated (“Consulting Period”) under the terms set forth in this Section 6:
A.Consulting Services. During the Consulting Period, Buzogany will provide services to the Company as a consultant to assist in the transition of his current responsibilities with the Company or as reasonably directed with regard to legal and human resources matters (the “Consulting Services”). Buzogany’s duties and responsibilities as a consultant will be defined and communicated to Buzogany by the Company’s CEO and will be consistent with Buzogany’s duties and responsibilities in his current roles.
B.Termination of Consulting Period.
(1)Either party may terminate the Consulting Period for any reason at any time by giving 30 calendar days prior written notice of such termination to the other party.
(2)The Consulting Period shall terminate immediately if the Company determines, in its sole and reasonable discretion, that Buzogany is unable to perform Consulting Services due to death or physical or mental incapacity, and Buzogany shall not be entitled to any consulting fee, severance, reimbursements, or other benefits except for pro rata amounts earned or accrued prior to his last day providing Consulting Services.
(3)If the Company elects to terminate the Consulting Period, except due to Buzogany’s death or disability under Section 6.B.2., the Company shall pay Buzogany 6 equal monthly installments of $27,250 payable on the first day of each month beginning after the Company’s termination of such Consultancy (the “Severance Period”) so long as he first executes and returns to the Company a general release agreement in a form mutually agreed between the Parties.
C.Consulting Fee and Benefits.
(1)In consideration for Buzogany’s Consulting Services under this Agreement, the Company will pay Buzogany a consulting fee of $27,250 per month paid on the first day of the first month following the Effective Date and ending upon the termination of the Consulting Period. This monthly consulting fee assumes that Buzogany dedicates his work efforts on a full-time basis to the Company, consistent with past practices. To the extent that Buzogany dedicates his work efforts on less than a full-time basis, Buzogany and the Company agree to mutually determine a reasonable pro rata monthly fee amount to account for such less-than full-time schedule. As an independent contractor, Buzogany acknowledges and agrees that he is responsible for all withholding taxes, insurance, and compliance reporting to Government Agencies for compensation paid to Buzogany.
(2)Buzogany agrees to use best efforts to spend any amounts PSI paid for airline tickets or credits that remain unused prior to the Effective Date toward performing work for the Consultancy. The Company will reimburse Buzogany for reasonable expenses incurred by him in the course of performing his duties and responsibilities during the Consulting Period, consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s reasonable requirements, including submission of an expense report on a monthly basis, with respect to reporting and documentation of such expenses.

(3)The Company will make office space available for Buzogany to work on-site at PSI as necessary during the Consulting Period, along with necessary administrative support services, business systems, telephone use, email and other accommodations.
D.Return of Company Materials. Upon termination of the Consulting Period, Buzogany will cease acting as a consultant for the Company and will cooperate with the Company regarding the return of any Company property and confidential records and information.
E.Independent Contractor. In providing Consulting Services to the Company, Buzogany will act as an independent contractor and not an employee, agent, servant, joint venture, or partner of the Company. Buzogany shall not be entitled to any of the benefits available to the employees of the Company, except as set forth in this Agreement. Payments and benefits paid to Buzogany under this Agreement during the Consulting Period and Severance Period shall not be subject to federal, state, or local income or employment tax withholding by the Company and will be reported by the Company on Internal Revenue Service Form 1099. Buzogany will be responsible for reporting income and paying all applicable income and self-employment taxes relative to any payment or benefit under this Agreement. Any liability insurance purchased or held by the Company shall also cover Buzogany in his capacity as an independent contractor.
F.Cooperation. During the Severance Period and at any time after the Consulting Period terminates, Buzogany agrees, in his sole discretion, to continue to make himself reasonably available to assist with pending or future legal matters with which he may have knowledge as requested by the CEO. The Company agrees to reimburse him for time incurred on such assistance at the rate of $250 per hour plus reasonable expenses incurred by him in the course of performing his duties and responsibilities. Buzogany agrees that he will be responsible for any and all tax liability, if any, arising from the payments received under this Section 6.F. The scope and timing of such assistance, if any, shall be mutually agreed upon in advance by Buzogany and the Company to the extent practicable. This provision is intended to modify Section 8(b) of the Employment Agreement to remove the 18-month time limitation and to specify the per diem rate to be paid Buzogany. For the avoidance of doubt, this Agreement (i) shall not infringe or prevent Buzogany in any way from asserting his rights under the Fifth Amendment to the Constitution of the United States and (ii) shall not require Buzogany to cooperate in a manner adverse to his own interests in any governmental investigation. To the extent that the Company seeks Buzogany’s cooperation relating to a matter in which Buzogany is represented by counsel, the Company shall work directly with Buzogany’s counsel regarding the Company’s request for Buzogany’s assistance. The Company agrees to provide reasonable assistance and cooperation with Buzogany’s requests for information in connection with any legal proceeding, audit, or governmental investigation relating to matters within the scope of Buzogany’s employment by the Company. Buzogany understands that nothing in this Agreement prevents or is intended to prevent or discourage him from speaking to or cooperating with the government in any ongoing or future investigations.
7.Post-Employment Covenants. In exchange for the payments provided in Section 2, Buzogany agrees that the non-compete agreement set forth in Section 6(b) of the Employment Agreement will be enforceable until the two (2) year anniversary of the Effective Date. The Company agrees that it will not enforce the non-compete described in the previous sentence to preclude Buzogany from becoming employed with or providing consulting services to Weichai America. Except as explicitly set forth in Sections 5, 6, 7, and 8 of this Agreement, Buzogany agrees that the provisions of Sections 6, 7, and 8 of his Employment Agreement remain enforceable and are not superseded by this Agreement. Nothing in this Section 7 or Agreement (or the Employment Agreement) is intended to restrict Buzogany in the practice of law following the Effective Date and all post-employment covenants are intended to be construed and enforced in accordance with the Illinois Supreme Court Rules of Professional Conduct.
8.Confidentiality. The Company and Buzogany will keep the fact and terms of this Agreement confidential and will not discuss or disclose these matters with or to any third person other than the Parties’ attorneys and tax or financial advisors, except as required by law, including Regulation S-K, in the Company’s reasonable judgment. Buzogany and the Company will advise any such person to whom such information is disclosed that the information is confidential and may not be disclosed except as provided herein. This Section does not preclude the Company or Buzogany from disclosing information about this Agreement (i) to any government agencies conducting the ongoing investigations, in a manner consistent with the confidential document productions to the agencies, or (ii) to a court or government agency as part of a legal proceeding or investigation, provided that any such disclosure, submission, or filing under part (ii) of this sentence is made under seal and on a confidential basis to the maximum extent allowed by law.
9.Non-Disparagement. Except as provided in the next sentence, Buzogany and the Company each agree that they will not make any statement at any time, in the present or future, to any person or entity which is disparaging of the individual, business, reputation, competence or good character of the other party or which, if publicized, would cause the other party humiliation or embarrassment, or would cause the public to question the other party’s integrity, competence or good character. For the avoidance of doubt, nothing in this Agreement in any way precludes or interferes with, or is intended to preclude or interfere with, Buzogany or the Company or their agents from providing truthful testimony or information as part of a legal proceeding or investigation, or making any truthful statements to any government enforcement or regulatory agency.
10.Knowing and Voluntary Waiver of Age Claims. Buzogany acknowledges that:
A.He has been given a period of at least 21 days after being presented with this Agreement in which to consider whether to sign it, and has an adequate opportunity to review this Agreement and obtain any legal advice necessary to fully understand its terms;
B.The consideration he will receive under this Agreement is in addition to anything of value to which he is otherwise entitled to receive from the Company under applicable law;
C.He has read and understands this Agreement;
D.He is waiving any and all claims against the Company under the Age Discrimination in Employment Act arising up to the date on which he signs this Agreement; and
E.He has been advised that he may consult with an attorney of his choice before executing this Agreement.
11.Revocation. Buzogany may revoke this Agreement within 7 calendar days after signing it. The revocation will be effective only if written notice is received by the Company before the 8th calendar day after Buzogany signs this Agreement. The Company’s obligations under this Agreement will not take effect until the time for Buzogany to revoke this Agreement has expired and Buzogany has not revoked the Agreement.
12.Notice. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:
If to Buzogany:    William Buzogany
At the address on file with the Company
If to the Company:    Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, Il 60191
Attn: John Miller
JMiller@psiengines.com
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.
13.Taxes and Deductions. All payments provided for in this Agreement will be subject to payroll tax withholding and deductions to the extent required by law. Each party will report, as may be required by law for income tax purposes, its respective payment and receipt of the payments provided for in this Agreement and will bear its respective tax liabilities, if any, arising from this Agreement.
14.No Admission of Wrongdoing. Nothing in this Agreement constitutes an implication or admission of wrongdoing by Buzogany or the Company.
15.Section 409A.
A.The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) including the exceptions thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, and any payments hereunder shall be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as termination pay due to an involuntary termination from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. The Company shall be entitled to amend this Agreement to comply and/or clarify a payment’s compliance with Section 409A (or an exemption therefrom), provided, however, to the extent that any provision hereof is modified, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything in the Agreement to the contrary, in no event whatsoever shall the Company be liable for any tax, interest or penalty that may be imposed on Buzogany under Section 409A or any damages for failing to comply with Section 409A.
B.Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to Buzogany in connection with his retirement and termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Buzogany is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Effective Date or, if earlier, on Buzogany’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid (without interest) to Buzogany in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
C.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Buzogany on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
16.Entire Agreement. This Agreement sets forth the entire agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings between the Parties, including but not limited to the Employment Agreement, except as otherwise explicitly stated herein.
17.Choice of Law. This Agreement is to be construed in accordance with the laws of the State of Illinois, without regard to conflict of law principles.
18.Modification of this Agreement. This Agreement may not be amended or modified except in a writing signed by the Party against whom the amendment or modification is to be enforced.
19.Execution in Counterparts. This Agreement may be signed in counterparts, which together will form the original.
Severability. Nothing in this Agreement is to be construed as waiving rights that cannot be waived under applicable law, or as barring either Party from providing information or truthful testimony when required to do so under applicable law. Should any portion of this Agreement be ruled unenforceable by a court of competent jurisdiction, the remainder of this Agreement and the releases and covenant not to sue contained herein will remain in full force and effect as to any and all other claims.

Accepted and Agreed To By:

William Buzogany /s/ William Buzogany_____ Date:_ July 10,2019________	POWER SOLUTIONS INTERNATIONAL, INC. By:____ /s/ John A. Miller___________ Title:____Chief Executive Officer________ Date:________July 10, 2019____________